Exhibit 99.2

BioLargo Generates Positive Operating Cash Flow on Record Quarterly Revenues for First Quarter of 2024

Westminster, CA – May 14, 2024 – BioLargo, Inc. (OTCQB:BLGO), a company that creates and commercializes sustainable technologies to solve tough environmental and cleantech challenges, announced that the company generated $481,000 operating cash flow with record quarterly revenues of $4,760,000 for the three months ended March 31, 2024. The company filed its quarterly report on Form 10-Q with full financial results, available at www.biolargo.com/sec-filings.

BioLargo will hold an investor webcast on Tuesday May 14, 2024, at 2:30 pm Pacific Time, at the following link, open to the public: https://www.webcaster4.com/Webcast/Page/2448/50622

BioLargo’s President and CEO Dennis P. Calvert discussed the results of the quarter, “We’ve had several years in a row of exceptional revenue growth, and as a result generated positive cashflow from operations this past quarter. Our goal, of course, is positive net income, and results like these bring us closer to achieving that goal.”

He continued, “BioLargo is executing on a winning formula: a team of highly qualified people dedicated to inventing, proving, and partnering to capitalize on a diversified portfolio of transformative technologies with the potential to create real change in the world.”

Financial highlights from the first quarter of 2024

●	Companywide revenue for the three months ended March 31, 2024, grew to $4,760,000, a 9% increase over the fourth quarter of 2023 and a 28% increase over the first quarter of 2023.

●	The company generated positive cash from operating activities (cashflow) of $481,000, compared with negative $2,000 in the fourth quarter of 2023.

●	The company’s net stockholder’s equity increased from $4.2 million to $5.1 million.

●	Net loss was $775,000, a 32% decrease compared to the previous quarter and a 57% increase compared to the same period of 2023. Net loss included $623,000 in non-cash equity compensation expenses.

Business highlights from the first quarter of 2024:

●	Launched water equipment subsidiary to capitalize on opportunities in PFAS and water treatment.

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Appointed key industry leaders to board of water equipment subsidiary: Sally Gutierrez, former U.S. EPA Senior Advisor for Water; Jeffrey Kightlinger, recognized water industry leader; and Larry Dick, former Vice Chairman of the board of Metropolitan Water District of Orange County.

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The U.S. EPA finalized two important sets of regulations on PFAS that will influence the growth of the PFAS treatment market and may disproportionately favor our PFAS treatment technology because of its high efficacy against all types of PFAS and its low rate of production of solid PFAS-laden waste as a treatment byproduct.

●	Clyra is making substantial investments for scaled-up distribution of its Bioclynse line of products and contracting with third parties for FDA-compliant product manufacturing.

About BioLargo, Inc.

BioLargo, Inc. (OTCQB:BLGO) is a cleantech and life sciences innovator and engineering services solution provider. Our core products address PFAS contamination, achieve advanced water and wastewater treatment, control odor and VOCs, improve air quality, enable energy-efficiency and safe on-site energy storage, and control infections and infectious disease. Our approach is to invent or acquire novel technologies, develop them into product offerings, and extend their commercial reach through licensing and channel partnerships to maximize their impact. See our website at www.BioLargo.com.

Contact Information

Dennis P. Calvert

President and CEO, BioLargo, Inc.

888-400-2863

Safe Harbor Act

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation those about BioLargo’s (the “Company”) expectations regarding anticipated revenue; and plans for future operations. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation: the effect of regional economic conditions on the Company’s business, including effects on purchasing decisions by consumers and businesses; the ability of the Company to compete in markets that are highly competitive and subject to rapid technological change; the ability of the Company to manage frequent introductions and transitions of products and services, including delivering to the marketplace, and stimulating customer demand for, new products, services, and technological innovations on a timely basis; the dependency of the Company on the performance of distributors of the Company’s products. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.